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                                                                EXHIBIT O




                                October 24, 1995



PECO Energy Company
2301 Market Street
Philadelphia, PA  19103

Ladies and Gentlemen:

                 We have acted as special counsel to you (the "Company") in connection with the registration of Preferred Trust Receipts representing Cumulative Monthly Income Preferred Securities, Series B of PECO Energy Capital, L.P., a Delaware limited partnership and the registration of the related Payment and Guarantee Agreement and Deferrable Interest Subordinated Debentures, Series B of the Company and hereby confirm to you our opinion as set forth under the heading "United States Taxation" in the Offering Circular/Prospectus included in the Registration Statement filed on Form S-4.

                                              Very truly yours,

                                              Ballard Spahr Andrews & Ingersoll